Exhibit 10.60

Tenant: QlikTech, Inc.

Premises: Suite D200, 150 Radnor-Chester Road

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (“Amendment”) made and entered into this 22nd day of July, 2015, by and between RADNOR PROPERTIES — SDC, L.P. (“Landlord”) and QLIKTECH INC. (“Tenant”).

WHEREAS, Landlord leases certain premises consisting of 60,572 rentable square feet of space commonly referred to as Suites E120, E130, E200, E220, E300, D300 (“Existing Premises”) located at 150 Radnor-Chester Road, Radnor, Pennsylvania 19087 (“Building”), to Tenant pursuant to a Lease dated November 15, 2005 (“Original Lease”) as amended by the First Amendment to Lease dated March 13, 2009 (“First Amendment), Second Amendment to Lease dated November 23, 2010 (“Second Amendment”), Third Amendment to Lease dated June 30, 2011 (“Third Amendment”); Fourth Amendment to Lease dated August 13, 2013 (“Fourth Amendment”) and Fifth Amendment to Lease dated February 25, 2014 (“Fifth Amendment”) (collectively, “Existing Lease”); the Existing Lease and this Amendment are hereinafter together referred to as “Lease”; and

WHEREAS, Landlord and Tenant wish to amend the Existing Lease to expand the Existing Premises and extend the term of the Existing Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Existing Lease shall be and the same is hereby amended as follows:

1. Incorporation of Recitals. The recitals set forth above, the Existing Lease referred to therein are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Existing Lease.

2. Lease of Sixth Amendment Additional Premises.

(a) The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space in the Building, known as Suite E110 containing approximately 3,909 rentable square feet (“Sixth Amendment Additional Premises”). The Term of the Lease for the Sixth Amendment Additional Premises shall commence on date (“Sixth Amendment Additional Premises Commencement Date”) that the Sixth Amendment Additional Premises has been Substantially Completed (as hereinafter defined). The Sixth Amendment Additional Premises shall be deemed “Substantially Completed” when the Sixth Amendment Additional Premises Work (as hereinafter defined) has been substantially completed to the extent that the Sixth Amendment Additional Premises may be occupied by Tenant for its Permitted Uses, subject only to completion of minor finishing, adjustment of equipment, and other minor construction aspects, Landlord has procured either a temporary or permanent certificate of occupancy permitting the occupancy of the Premises, if required by law and Landlord has delivered possession of the Sixth Amendment Additional Premises to Tenant. Landlord, in a good and workmanlike manner and using Building standard materials and finishes, shall construct and do such other work in the Sixth Amendment Additional Premises (collectively, “Sixth Amendment Additional Premises Work”) in substantial conformity with the plans and outline specifications of the plan tilted TF-1 dated 5.14.15 last revised 6.12.15 prepared by d2 interiors, inc, attached hereto and made a part hereof as Exhibit “A”. Tenant has requested that Landlord utilize R.H. Reinhardt Co.to construct the Sixth Amendment Additional Premises Work. If any material revision or supplement to the Sixth Amendment Additional Premises Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. If the Sixth Amendment Additional Premises Work is delayed in being Substantially Completed as a result of: (i) Tenant’s failure to furnish plans and specifications or provide any other reasonably requested information or approvals related to the furtherance of the Sixth Amendment Additional Premises Work within five (5) business days following Landlord’s written request to Tenant for the same; (ii) Tenant’s request for materials, finishes or installations other than Landlord’s standard; (iii) Tenant’s changes in said plans, including but not limited to any Change Order (as hereinafter defined); (iv) the performance or completion of any work, labor or services by Tenant or any party employed or engaged by or on behalf of Tenant; or (v) Tenant’s failure to approve final plans, working drawings or reflective ceiling plans within five (5) business days following Landlord’s written request to Tenant for the same (each, a “Tenant’s Delay”); then the Sixth Amendment Additional Premises Commencement Date and the payment of Fixed Rent hereunder shall be accelerated by the number of days by which such Tenant Delay caused the Sixth Amendment Additional Premises Work to be delayed in being Substantially Completed. If any change, revision or supplement to the scope of the Sixth Amendment Additional Premises Work is requested by Tenant (“Change Order”) then all such increased costs associated with such Change Order shall be paid by Tenant upfront and the occurrence of the Change Order shall not change the Sixth Amendment Additional Premises Commencement Date and shall not alter Tenant’s obligations under the Lease. After receipt of notification from Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Sixth Amendment Additional Premises at which time a punchlist of outstanding items, if any, shall be generated. Within a reasonable time thereafter, Landlord shall complete the punchlist items to Tenant’s reasonable satisfaction. Except for Landlord’s obligation to complete the Sixth Amendment Additional Premises Work, Tenant shall lease the Sixth Amendment Additional Premises in “AS IS” condition, without representation or warranty.

(b) It is the mutual intention of Landlord and Tenant that the Sixth Amendment Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Existing Lease, except as otherwise expressly provided to the contrary in this Amendment, and to that end, Landlord and Tenant hereby agree that from and after the Sixth Amendment Additional Premises Commencement Date the word “Premises”, as defined in the Existing Lease, shall mean and include both the Existing Premises and the Sixth Amendment Additional Premises, containing a total of 64,481 rentable square feet, unless the context otherwise requires. The Sixth Amendment Additional Premises Term shall be coterminous with the Exisiting Lease and expire on December 31, 20121.

(c) Tenant and its authorized agents, employees and contractors shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Sixth Amendment Additional Premises Commencement Date to enter the Premises for the purpose of taking measurements and installing its furnishings, fixtures and equipment, provided that Tenant acknowledges that all provisions of the Lease shall then be in full force and effect (except the obligation to pay Fixed Rent and Additional Rent). Furthermore, Tenant’s entry in the Premises shall not interfere with Landlord’s construction and completion of the Leasehold Improvements and any such interference shall be considered a Tenant Delay hereunder. In connection with such early access, Tenant shall follow the policies and safety directives of Landlord and Landlord’s contractor.

3. Fixed Rent.

(a) Commencing on the Sixth Amendment Additional Premises Commencement Date, Tenant shall pay to Landlord Fixed Rent for the Sixth Amendment Additional Premises for the Term, as follows:

TIME PERIOD		PER RSF	MONTHLY INSTALLMENT	ANNUAL FIXED RENT
From	To
Sixth Amendment Additional Premises Commencement Date	Abatement Period	$0.00**	$0.00	$0.00
end of Abatement Period	9/30/2016	$34.75*	$11,319.81	$135,837.75
10/1/2016	9/30/2017	$35.50*	$11,564.13	$138,769.50
10/1/2017	9/30/2018	$36.25*	$11,808.44	$141,701.25
10/1/2018	9/30/2019	$37.00*	$12,052.75	$144,633.00
10/1/2019	9/30/2020	$37.75*	$12,297.06	$147,564.75
10/1/2020	9/30/2021	$38.50*	$12,541.38	$150,496.50
10/1/2021	12/31/2021	$39.25*	$12,785.69	$153,428.25

*	Plus Additional Rent and Electric pursuant to the Lease.
**

Reflects one (1) month of base free rent (“Abatement Period”) with Tenant being responsible for payment of Additional Rent and Electric pursuant to the Lease. In no event will Tenant receive less than one (1) full month of free rent. Notwithstanding the foregoing, if at any time during the Term an Event of Default (as hereinafter defined)

occurs, then the Abatement Period shall immediately become void, and the monthly Fixed Rent due for the Abatement Period shall equal the amount of Fixed Rent due immediately following the Fixed Rent Start Date. “Fixed Rent Start Date” shall mean the day immediately following the end of the Abatement Period.

(b) Payments of Rent. Notwithstanding anything in the Lease to the contrary, Tenant shall pay to Landlord without notice or demand, and without set-off, Rent as required by the Lease by (i) check payable to Landlord, sent to Brandywine Operating Partnership, LP, P.O. Box 11951, Newark, NJ 07101-4951; (ii) electronic fund transfer through the Automated Clearing House network or similar system designated by Landlord, to the extent available (“ACH”) or (iii) wire transfer of immediately available funds to the account at Wells Fargo Bank, account no. 2030000359075 ABA # 121000248 and Tenant shall notify Landlord of each such wire transfer by email to Wire.Confirmation@bdnreit.com (or such other email address provided by Landlord to Tenant). All payments must include the following information: Building Number 597 and Lease Number             . The Lease Number shall be provided by Landlord within a reasonable time following the execution of this Amendment.

4. Additional Rent. From and after the Sixth Amendment Additional Premises Commencement Date, the Tenant’s Share for the Existing Premises and Sixth Amendment Additional Premises shall be 18.94% (64,481/340,380). In addition to the foregoing, with respect solely to the Sixth Amendment Additional Premises, the Base Year shall be calendar year 2015. Nothing contained herein is intended to modify that the Base Year for the Existing Premises. Notwithstanding the foregoing, all charges under the Lease shall be billed by Landlord within one (1) year from the end of the calendar year in which the charges were incurred; any charges beyond such period shall not be billed by Landlord, and shall not be payable by Tenant.

5. Renewal Option. Tenant’s Renewal Option as set forth in the Second Amendment, to renew the Term for one (1) term of five (5) years beyond the end of the Term, shall remain in full force and effect and be applicable to all of the Premises (inclusive of the Existing Premises and the Sixth Amendment Additional Premises).

6. Parking. In addition to the eighteen (18) reserved/exclusive parking spaces provided to Tenant in the Second and Fourth Amendments, Tenant shall be entitled to one (1) reserved/exclusive parking spaces for a total of nineteen (19) reserved/exclusive parking spaces.

7. Expansion.

(a) Provided Tenant is neither in default at the time of exercise nor has Tenant ever incurred an Event of Default (irrespective of the fact that Tenant cured such Event of Default) of any monetary obligations under the Lease and subject to the existing rights of other tenants within the Building, upon Tenant’s written request, Landlord shall notify Tenant with regard to that certain 4,157 rentable square foot space in the Building commonly known as Suite E100 (“Expansion Space”) as shown on Exhibit “B”, attached hereto and made a part hereof, that is or Landlord expects to become vacant and available for lease.

(b) In such notice Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of an amendment to the Lease with which the parties would add the Expansion Space to the description of the “Premises,” in either case for a term which would be coterminous with the Lease and which economic terms shall include the estimated date that the Expansion Space shall be available for delivery and the Fixed Rent (which shall be the Fair Market Rent for such space), whereupon Tenant shall have thirty (30) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of an amendment to the Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered “AS -IS” in a good neat, orderly and broom-clean condition, with all personal property and other tenants and occupants removed from such Expansion Space and Rent for such additional space shall commence on that date which is the earlier of: (i) Tenant’s occupancy thereof, or (ii) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants. If Tenant shall not accept Landlord’s terms within such thirty (30) day period, or if the parties shall not have executed and delivered a mutually satisfactory lease amendment within thirty (30) days next following Landlord’s original notice under this Section, then Tenant’s rights to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice.

(c) Nothing contained in this Section is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of the Expansion Space within the Building at any time. Tenant’s rights hereunder shall continue throughout the Term (or any extension of the Term) until the final three (3) years of the Term, provided that Tenant first-above named (or its successors by merger or consolidation) shall remain in occupancy of not less than one hundred percent (100%) of the Premises originally demised hereunder.

8. Representations. Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Existing Premises; (ii) Landlord has performed all outstanding Landlord’s Work under the Existing Lease; and (iii) to Tenant’s knowledge, there are no defaults by Landlord under the Lease. Landlord hereby confirms that (i) the Lease is in full force and effect; (ii) Landlord has performed all outstanding Landlord’s Work under the Existing Lease; and (iii) to Landlord’s knowledge, there are no defaults by Landlord or Tenant under the Lease.

9. Brokerage Commission. Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

10. Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. Tenant shall provide two (2) executed original counterparts of this Amendment to Landlord, and upon Landlord’s counter-signature Landlord shall provide Tenant with one (1), fully executed original of this Amendment. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission shall constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted electronically shall be deemed to be their original signature for all purposes.

11. Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Existing Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. The Existing Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term and power contained in and under the Existing Lease shall continue in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth above. In the event of any conflict between the terms and conditions of this Amendment and those of the Existing Lease, the terms and conditions of this Amendment shall control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto. Tenant specifically acknowledges and agrees that Section 18 of the Original Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.

[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD:

RADNOR PROPERTIES-SDC, L.P.

By: Radnor GP-SDC, L.L.C., its general partner

By: /s/ Kathy Sweeney-Pogwist

Name: Kathy Sweeney-Pogwist

Title: Senior Vice President of Leasing

TENANT:

QLIKTECH INC.

By: /s/ Deborah C. Lofton

Name: Deborah C. Lofton

Title: Vice President, General Counsel and Secretary

EXHIBIT “A”

Sixth Amendment Additional Premises

A
B
C
D
1
2
3
4
5
6
7
8

DEMOLITION PLAN

LEGEND:

D2

D2 INTERIORS, INC

Drawn by: MJM

Checked by: EF

Approved by: --

QLIKTECH

Drawing Name:

FIRST FLOOR

Test Fit Plan

Drawing No. TF1

EXHIBIT “B”

EXPANSION SPACE